Exhibit 99.1

SUMMARY OF TERMS AND CONDITIONS

CENVEO CORPORATION

$236 MILLION SENIOR SECURED TERM LOAN FACILITY

This Summary of Terms and Conditions (this “Term Sheet”) is intended as an outline of certain of the material terms of the Term Facility (as defined below). It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the documentation relating to the Term Facility and it is not intended to limit the scope of discussion and negotiation of any matters that do not conflict with the specific matters set forth herein. This Term Sheet is for discussion purposes only and is not a commitment. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter to which this Term Sheet is attached.

Transactions:

Cenveo Corporation intends to incur up to $236.0 million under the term loan facility described herein, a portion of the proceeds of which will be used to refinance in full the existing debtor-in-possession term financing under the DIP Term Facility (as defined in the Plan) on the Effective Date (as defined in the Approved Plan referred to in Annex I hereto). Pursuant to the Approved Plan, Cenveo Corporation will merge with and into Cenveo Worldwide Limited (the “Merger”) on the Effective Date, and Cenveo Worldwide Limited will thereupon assume the Term Facility (as defined below). In addition, on the Effective Date, a new asset based revolving credit facility will be established in an amount not to exceed $175 million (the “ABL Facility”) and up to $175 million of borrowings under the ABL Facility will be used, together with the remaining proceeds of the Term Facility, to refinance in full the existing debtor-in-possession asset based financing under the DIP ABL Credit Facility (as defined in the Plan), to fund distributions under the Approved Plan, for general corporate purposes and to pay premiums, fees and expenses in connection with the foregoing (including any option payments required to be funded in connection with the provisions of the Payments Letter).

Borrower:	Cenveo Corporation, a Delaware corporation (the “Borrower”) and, upon the consummation of the “Restructuring Transactions” (as defined in the Approved Plan), Cenveo Worldwide Limited.

Guarantors:

All obligations under the Term Facility (as defined below) shall be fully and unconditionally guaranteed by:

(a) Discount Labels, LLC, which shall merge with and into Reorganized Discount Labels, LLC on the Effective Date, with the surviving entity to be named Discount Labels, LLC and which shall serve as a Guarantor on the Term Facility, all pursuant to the Approved Plan;

(b) Lightning Labels, LLC, which shall merge with and into Reorganized Lightning Labels, LLC on the Effective Date, with the surviving entity to be named Lightning Labels, LLC and which shall serve as a Guarantor on the Term Facility, all pursuant to the Approved Plan;

(c) Following the consummation of the Restructuring Transactions, CWL Enterprises, Inc., a Delaware corporation (“Holdings”), the parent of Cenveo Worldwide Limited; and

(d) Each of Cenveo Corporation’s (and, following the Merger, each of Cenveo Worldwide Limited’s) existing and future wholly-owned domestic subsidiaries

(together with Holdings, collectively, the “Guarantors”; and together with the Borrower and Cenveo Worldwide Limited (as applicable), the “Loan Parties”) on a senior secured basis, subject to customary exceptions consistent with facilities of this type and other exceptions as mutually agreed between the Borrower and the Lenders.

Administrative and Collateral Agent:	An entity to be appointed by the Required Lenders (as defined below) in consultation with you will act as sole and exclusive administrative agent and collateral agent with respect to the Term Facility for the Lenders and will perform the duties customarily associated with such roles (in such capacities, the “Agent”).

Lenders:	Each of the “Commitment Parties” listed on the signature pages to the Commitment Letter and/or one or more of their affiliates or related funds (collectively, the “Lenders”).

Closing Date:	The date on which all conditions precedent set forth in Annex I hereto are satisfied or waived by the Required Lenders (the “Closing Date”).

Term Facility:	A term loan facility in an aggregate principal amount of up to $236 million (the “Term Facility” and the loans under the Term Facility, the “Term Loans”). The Term Facility shall be comprised of U.S. dollar denominated loans.

Original Issue Discount (“OID”):	4.00%

Maturity and Amortization:

The Term Facility shall mature on the 5 year anniversary of the Closing Date (the “Term Loan Maturity Date”).

The Term Loans shall be repayable in equal consecutive semi-annual installments in aggregate annual amounts equal to 5.00% per annum of the original principal amount of the Term Facility, commencing June 30, 2019, with the remaining balance payable in full on the Term Loan Maturity Date.

Purpose and Availability:

The Term Loans shall be drawn in full on the Closing Date.

The proceeds of the Term Loans shall be used (a) to repay certain prepetition debt and make distributions to certain claimholders in accordance with the terms of the Plan, (b) to pay fees and expenses (including any option payments required to be funded in connection with the provisions of the Payments Letter) incurred in connection with the Transactions and (c) for working capital and other general corporate purposes.

Once repaid, the Term Loans may not be reborrowed.

Interest:

U.S. dollar denominated loans will bear interest based on the Base Rate (“Base Rate Loans”) or LIBOR (“LIBOR Loans”), at the Borrower’s option (subject to certain customary exceptions).

Base Rate Loans: Interest on Base Rate Loans will accrue at the Base Rate plus the applicable Interest Margin referred to below. Such interest will be calculated on the basis of the actual number of days elapsed in a 360-day year (or with respect to interest payable based on the prime rate, a 365-day year (or a 366-day year in a leap year)) and payable quarterly in arrears in cash.

“Base Rate” means a per annum rate equal to the greatest of (i) the Federal Funds Effective Rate plus  1⁄2 of 1.00%, (ii) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent), (iii) one-month LIBOR plus 1.00% and (iv) 2.00%.

Base Rate Loan borrowings will require one business day’s prior notice and will be minimum amounts to be agreed.

LIBOR Loans: Interest on LIBOR Loans will be determined for periods selected by the Borrower (“Interest Periods”) of one, two, three or six months (or, if available and agreed by the applicable Lenders, twelve months or shorter than one month) and will be at the greater of (x) an annual rate equal to the London Interbank Offered Rate determined by reference to a customary source to be agreed (“LIBOR”) and (y) 1.00%, plus the applicable Interest Margin referred to below.

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed. Interest will be paid in cash at the end of each Interest Period or, for Interest Periods longer than three months, at least every three months, and will be calculated on the basis of the actual number of days elapsed in a 360-day year.

Interest Margins: The applicable interest margin (the “Interest Margin”) will be the following percentages:

Term Facility	Base Rate Loans	LIBOR Loans
	8.00%	9.00%

The Interest Margin for both Base Rate Loans and LIBOR Loans shall increase by 0.50% per annum, with the first such increase to become effective on the first anniversary of the Closing Date and each subsequent increase to become effective on each anniversary of the Closing Date thereafter.

Upon the occurrence of a payment or bankruptcy event of default, overdue amounts of principal under the Term Facility shall bear interest at 2.00% above the otherwise applicable rate and, after giving effect to the applicable grace periods, overdue interest, fees and other amounts shall bear interest at 2.00% above the rate applicable to Base Rate Loans, which interest shall be payable on demand.

Voluntary Prepayments and Commitment:	Term Loans may be prepaid and commitments may be reduced, in whole or in part without premium or penalty (subject to the Prepayment Fee (to the extent applicable)), in minimum amounts to be agreed, at the option of the Borrower

Reductions:

at any time upon customary notice requirements, subject to reimbursement of the actually incurred Lenders’ breakage costs in the case of a prepayment of LIBOR Loans prior to the last day of the relevant Interest Period.

Amortization payments shall be credited, on a dollar-for-dollar basis, by the amount of any voluntary prepayments, which such credit may be carried forward to subsequent amortization payments and credited in direct order of such payments.

Prepayment Fee:	In the event all or any portion of the Term Loans are repaid (or prepaid) for any reason other than scheduled amortization or a mandatory prepayment of the type described in clause (a) or (c) under the heading “Mandatory Prepayments” below) and in connection with any mandatory assignment of a non-consenting lender, such repayments shall be made at (i) 103% of the amount repaid or assigned if such repayment occurs prior to the first anniversary of the Closing Date, (ii) 102% of the amount repaid or assigned if such repayment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, (iii) 101% of the amount repaid or assigned if such repayment occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date and (iv) 100% on the third anniversary of the Closing Date and thereafter.

Mandatory Prepayments:

The following amounts shall be applied to prepay the Term Loans:

(a) 100% of the net cash proceeds of certain non-ordinary course asset sales or other dispositions of property of the Borrower or any of its subsidiaries (except property constituting ABL Priority Collateral (as defined below)) (including insurance and condemnation proceeds) after the Closing Date (but with exceptions for sales of inventory and other ordinary course dispositions, dispositions of obsolete or worn-out property, property no longer useful in the business, and other to be agreed upon exceptions) in excess of an amount to be agreed, subject to the right of the Borrower to reinvest up to 25% of such proceeds if reinvested (or committed to be reinvested) within 365 days (and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter);

(b) 100% of the net cash proceeds received by the Borrower or any of its restricted subsidiaries from the issuance of debt after the Closing Date (other than permitted debt);

(c) in each fiscal year commencing with the fiscal year of the Borrower ended December 31, 2019, 90% of Excess Cash Flow (to be defined in a manner reasonably acceptable to the Borrower and the Lenders, including, without limitation, being subject to customary exceptions consistent with facilities of this type and other exceptions to be mutually agreed) for the prior fiscal year; and

(d) such other usual and customary mandatory prepayments for transactions of this type satisfactory to the Borrower and the Lenders.

Amortization payments shall be credited, on a dollar-for-dollar basis, by the amount of any mandatory prepayments, which such credit may be carried forward to subsequent amortization payments and credited in direct order of such payments.

Mandatory prepayments in clauses (a) and (c) above shall be subject to customary limitations to the extent required to be made from cash at foreign subsidiaries.

Collateral:

Subject to the limitations and exceptions set forth in this section, on the Closing Date, the Term Facility will be secured by (i) a valid and perfected first priority lien (subject to permitted liens) on substantially all Collateral (as defined under the DIP Term Credit Agreement (as defined in the Plan)), all other property not constituting ABL Priority Collateral and proceeds of the foregoing, collectively, the “Term Priority Collateral”); and (ii) a valid and perfected second priority security interest in the ABL Priority Collateral (other than Excluded Assets), whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”).

“ABL Priority Collateral” means (a) all accounts receivable (except to the extent constituting proceeds of equipment, real property or intellectual property or evidencing any intercompany loans); (b) all inventory; (c) all instruments, payment intangibles, chattel paper and other contracts, in each case, evidencing, or substituted for, any accounts receivable referred to in clause (a) above; (d) all guarantees, letters of credit, security and other credit enhancements in each case for the accounts receivable referred to in clause (a) above; (e) all documents for any inventory referred to in clause (b) above; (f) all commercial tort claims and general intangibles (other than intellectual property and capital stock of subsidiaries of the borrower) to the extent relating to any of the accounts receivable referred to in clause (a) above or inventory; (g) all deposit accounts, securities accounts (including all cash and other funds on deposit therein, other than identifiable cash proceeds of Term Priority Collateral and the accounts in which net cash proceeds from the sale of Term Priority Collateral are deposited pending reinvestment and which is subject to a first priority security interest in favor of the Agent and the Lenders) and investment property (excluding any capital stock of subsidiaries of Holdings); (h) all tax refunds; (i) all supporting obligations, documents and books and records relating to any of the foregoing; and (j) all substitutions, replacements, accessions, products or proceeds (including, without limitation, insurance proceeds) of any of the foregoing.

Notwithstanding the foregoing, the following assets will be excluded from Collateral (collectively, the “Excluded Assets”): (i) all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters) (other than ground leases), (ii) all motor vehicles and other assets subject to certificates of title, letter of credit rights with a value of less than an amount to be agreed (except to the extent perfected by the filing of UCC financing statements) and commercial tort claims with a value of less than an amount to be agreed, (iii) all fee owned real property that has a value less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing), (iv) any general intangible, chattel paper, instrument or account which by its terms prohibits the creation of a security interest therein (whether by assignment or otherwise) to the extent the grant of a security interest therein is prohibited or restricted by applicable law, rule or regulation, in each case except to the extent such prohibition or restriction is ineffective under the applicable Uniform Commercial Code (other than proceeds thereof) and only so long as such prohibition or restriction exists, (v) all leases, licenses, franchises and permits to the extent the grant of a security interest therein is prohibited or restricted by law, in each case (a) except to the extent such prohibition or restriction is ineffective under the applicable Uniform Commercial Code (other than proceeds thereof), (b) only to the extent such prohibition or restriction is not created in anticipation of such grant and (c) only so long as such prohibition or restriction exists, (vi) equipment that is subject to a lien securing a purchase money or capital lease obligation permitted to be incurred under the Loan Documents, if the underlying contract or other agreement prohibits or restricts the creation of any other lien on such equipment, except to the extent such prohibition or restriction is ineffective under the applicable Uniform Commercial Code (other than proceeds thereof), (vii) equity interests in any non-wholly owned subsidiary to the extent that the organizational documents or other agreements with other equity holders do not permit or restrict the pledge of such equity interests (including any requirement to obtain the consent of any third party), (viii) any United States “intent to use” trademark applications to the extent that the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) assets to the extent a security interest in such assets would result in material adverse tax consequences (as determined in good faith by the Borrower) (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction), (x) payroll, petty cash, withholding and trust, and other deposit and securities accounts with a de minimis average balance (including zero balance accounts) and other accounts to be agreed upon, (xi) margin stock and (xii) other exceptions consistent with facilities of this type.

Notwithstanding anything to the contrary, the Borrower and the Guarantors shall not be required to take any action in any non-U.S. jurisdiction or pursuant to the requirements of laws of any non-U.S. jurisdiction in order to create any security interests or to perfect any security interests or pledge agreements governed under the laws of any non-U.S. jurisdiction.

Intercreditor Matters:	The relative rights and priorities in the Collateral for the secured parties in respect of the ABL Facility and the secured parties in respect of the Term Facility will be set forth in a customary intercreditor agreement as between the collateral agent for the Term Facility, and the collateral agent for the ABL Facility (the “ABL Intercreditor Agreement”).

Conditions Precedent to Initial Borrowings:	The effectiveness of the loan agreement and funding the initial Term Loans on the Closing Date shall be subject to the conditions set forth on Annex I hereto.

Representations and Warranties:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in certain cases, Holdings, and subject to thresholds and/or exceptions to be agreed): organization and existence; power and authority; authorization; execution, delivery and enforceability of the Loan Documents; no conflicts with law, organizational documents; material governmental authorizations; accuracy and completeness of financial and other information (including pro forma financial information) as of the Closing Date; no material adverse change; compliance with applicable laws and regulations, OFAC, other sanctioned persons, FCPA and the PATRIOT Act, anti-money laundering; margin regulations; accuracy and completeness of disclosure at closing; material consents and approvals; ownership of property; intellectual property; capitalization; insurance; accuracy of the Beneficial Ownership Certification; environmental laws; ERISA and labor matters; material litigation; inapplicability of the Investment Company Act of 1940; solvency on a consolidated basis at closing after giving effect to the Transactions; use of proceeds; payment of taxes; no default or event of default; and, validity, priority and perfection of liens and security interests in the Collateral (subject to permitted liens).

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in certain cases, Holdings, and further subject to thresholds and/or exceptions to be agreed): delivery of annual audited financial statements of the applicable parent entity within 120 days after the end of the first fiscal year following the Closing Date and 100 days after each fiscal year thereafter (accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit), quarterly unaudited financial statements within 60 days after the first three such fiscal quarters after the Closing Date and 45 days after the end of the first three fiscal quarters in any fiscal year thereafter; customary management’s discussion and analysis with delivery of annual and quarterly financial statements; quarterly lender calls; delivery of certificates, notices and other material information (including notices of default, litigation, ERISA events and material adverse change); payment of obligations; compliance with applicable laws and regulations (including ERISA, environmental laws, PATRIOT Act, OFAC, FCPA and other anti-money laundering and anti-corruption rules and regulations, and laws applicable to sanctioned persons); commercially reasonable efforts to maintain public corporate credit and public corporate family ratings for the Borrower and public ratings for the Term Facility by each of S&P and Moody’s (but not to maintain a specific rating); payment of taxes; use of proceeds; preservation of existence, permits, licenses and approvals; visitation and inspection rights; keeping of books and records; maintenance of properties and insurance coverage; covenants to guarantee obligations and give security; further assurances; preparation of environmental reports; material contracts; control agreements; compliance with terms of leaseholds; and post-closing matters.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only, but with respect to a passive holding company covenant to be agreed, Holdings, and otherwise further subject to exceptions and baskets to be agreed): limitations on debt and guarantees (with no exception or basket for any additional first lien debt other than the ABL Facility); limitations on liens and further negative pledges; limitations on voluntary prepayments and redemptions or repurchases of junior debt; limitations on mergers, consolidations and other fundamental changes; limitations on sales, transfers and other dispositions of assets; limitations on loans and investments; limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments; limitations on transactions with affiliates; limitations on change in (i) the nature of their business and (ii) fiscal year; limitations on sales and leasebacks; limitation on fundamental changes; limitations on burdensome agreements; limitations on use of proceeds; limitations on capital expenditures; limitations on amendments of organizational documents; limitations on accounting changes; limitations on amendments of related documents and indebtedness; and passive holding restrictions; provided, that the foregoing may be subject to such baskets and exceptions as may be mutually agreed in the definitive financing documents.

Financial Covenants:	None.

Events of Default:	Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only and further subject to grace periods, thresholds and exceptions to be agreed): failure to pay principal when due; failure to pay interest or other amounts (other than expense reimbursements) within five business days when due and non-payment of expense reimbursements after a 10 business day grace period; inaccuracy of representations or warranties in any material respect when made (subject to such qualifiers as may be mutually agreed in the definitive financing documents); breach of covenants (subject, in the case of affirmative covenants (other than notices of default or to maintain the existence of the Borrower) to a grace period of 30 days after receipt of written notice from the Agent); cross-default and cross-acceleration to material debt in excess of an amount to be agreed; bankruptcy and insolvency events of Holdings, the Borrower or any significant subsidiary (with a 60 day grace period for involuntary events); material monetary judgment defaults in excess of an amount to be agreed; actual or asserted (in writing) invalidity or impairment of any material guarantees or security documents; a change of control (other than as a result of the Restructuring Transactions); and customary ERISA defaults (subject to a material adverse effect qualifier).

Amendments:	Amendments and waivers of the provisions of the Loan Documents shall require the approval of Lenders holding more than 50% of the aggregate principal amount of the Term Loans (the “Required Lenders”); provided that (a) the consent of each directly and adversely affected Lender shall be required for (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees of such Lender; (iii) extensions or reduction of the final maturity date of the Term Loans or commitments of such Lender; (iv) releases of all or substantially all of the Collateral or all or substantially all of the value of the guarantees; (v) modifications to any of the voting requirements (or any applicable related definitions); and (vi) modifications to pro rata treatment; provided further that extensions or reductions of scheduled amortization payments will require the consent of Lenders holding at least 2/3 of the aggregate principal amount of the Term Loans; and (b) the consent of the Agent shall be required to amend or modify customary protections for the Agent. The Loan Documents shall contain customary provisions for replacing of (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all (or all affected) Lenders, so long as Lenders holding more than 50% of the aggregate amount of the Term Loans have consented thereto and (ii) Lenders in connection with increased costs or taxes or the inability to provide LIBOR Loans.

In addition, if the Agent and the Borrower shall have jointly identified an immaterial error, omission, defect or a desirable change of a technical or otherwise immaterial nature in the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

Assignments and Participations:

Each Lender may assign all or part (subject to minimum amounts to be agreed) of its Term Loans with the consent of the Borrower (other than for assignments of (x) Term Loans to Lenders, affiliates or approved funds of a Lender or (y) during an event of default with respect to the Borrower) and the Agent (each such consent not to be unreasonably withheld or delayed); provided that consent of the Borrower shall be deemed to have been given if the Borrower has not responded within 5 business days of a request for such consent.

Each Lender may sell participations in all or part of its Term Loans; provided that no participant shall have direct or indirect voting rights except for certain unanimous/all affected Lender voting issues. Participants shall have the same benefits as the Lenders (but no greater than its assigning Lender) and mitigation obligations with respect to yield protection and increased cost provisions.

Assignments to Holdings, the Borrower and certain of Holdings’ affiliates shall be subject to limitations to be agreed.

The Exit Term Facility Documentation shall contain an acknowledgment by Lenders that Holdings, the Borrower and any of their respective subsidiaries may repurchase Term Loans in the open market from time to time in accordance with customary terms to be set forth in the Exit Term Facility Documentation.

For the avoidance of doubt, no assignments or participations shall be permitted to be made to any competitor of the Borrower or any of its affiliates or any financial institutions identified by the Borrower to the Agent from time to time, or to any affiliates of any of the foregoing (each, a “Disqualified Lender”).

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Agent and the Lenders incurred in connection with the preparation, execution, delivery, administration, amendment or waiver of the Loan Documents (including the reasonable out-of-pocket fees, disbursements and other charges of the counsel to the Agent and Lenders identified below (and, for the avoidance of doubt, not of counsel to any Lender individually) and, if necessary, of one local counsel in each relevant jurisdiction); and (b) all reasonable out-of-pocket expenses of the Agent and the Lenders (including the fees, disbursements and other charges of one counsel to the Agent and the Lenders taken as a whole and, if necessary, of one local counsel in each relevant material jurisdiction, and, solely in the case of a conflict of interest, one additional counsel to the Lenders taken as a whole) in connection with the enforcement of the Loan Documents.

The Borrower will indemnify and hold harmless the Agent, and the Lenders (and their affiliates and their respective officers, directors, employees, advisors, agents and representatives (collectively with the Agent and Lenders, the “indemnified persons”)) against any loss, liability, cost or expense incurred in connection with or arising out of the transactions, loan documents and financing contemplated hereby, any action contemplated by the transactions or loan documents contemplated hereby or the use of proceeds of the Term Facility, except (a) to the extent resulting from such indemnified person’s or any of its affiliates and their respective officers, directors, employees, advisors and agents’ gross negligence, bad faith or willful misconduct, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction and (b) in the case of a dispute solely among the indemnified persons (other than any claims against the Agent in its capacity as such under the Term Facility and other than any claims arising out of any act or omission of the Borrower or any of its affiliates), provided that no indemnified person, nor the Borrower and its subsidiaries shall be liable for any indirect, special, punitive or consequential damages (other than with respect to the Borrower and its subsidiaries in respect of any such damages incurred or paid by an indemnified person to a third party).

Taxes, Yield Protection and Increased Costs:	The Loan Documents will contain customary provisions for facilities of this kind, including, without limitation, in respect of tax gross-ups, breakage and redeployment costs, increased costs (but not including taxes), funding losses, capital adequacy liquidity and illegality; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements. There will be customary exceptions to gross-up obligations, yield protection and increased costs.

Bail-In Provisions:	The Exit Term Facility Documentation shall include European Union bail-in provisions (including in “Defaulting Lenders” provisions) substantially in the form of the Loan Syndication and Trading Association proposed standard form.

Governing Law and Forum:	State of New York.

Counsel to the Agent and the Lenders:	Stroock & Stroock & Lavan LLP.

ANNEX I

SUMMARY OF CONDITIONS PRECEDENT TO THE TERM FACILITY

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facilities referred to in the Commitment Letter, of which this Annex I is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

(a) Loan Documents. Agent shall have received on or before the Closing Date all of the Exit Term Facility Documentation (the “Loan Documents”) required to be executed as of the Closing Date each in form and substance reasonably satisfactory to the Lenders.

(b) Excess Availability. The ABL Facility shall have become effective or shall become effective on the Effective Date, on terms and conditions satisfactory to the Lenders. The Lenders shall be reasonably satisfied that after giving effect to the consummation of the Transactions, payment of all costs and expenses in connection therewith, funding of the initial Revolving Loans (to be defined in the definitive documentation evidencing the ABL Facility) and issuance of the initial Letters of Credit (to be defined in the definitive documentation evidencing the ABL Facility), (i) Excess Availability (to be defined in the definitive documentation evidencing the ABL Facility) under the ABL Facility plus the amount of Qualified Cash (to be defined in the definitive documentation evidencing the ABL Facility) shall be not less than $[55] million and (ii) Excess Availability under the ABL Facility shall be not less than $[35] million.

(c) Financial Statements. The Lenders shall have received unaudited consolidated balance sheets and related statements of income and cash flows for Cenveo, Inc. and its subsidiaries for each fiscal quarter subsequent to December 31, 2017 and ended at least 45 days prior to the Closing Date.

(d) Customary Closing Documents. All documents required to be delivered under the definitive financing documents, including notices of borrowing, customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered. The Lenders shall have received, with respect to any Borrower or Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership (giving effect to the Restructuring Transactions), which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association (a “Beneficial Ownership Certification”), all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and the Beneficial Ownership Regulation.

(e) Representations and Warranties. The representations and warranties of the Loan Parties in the Loan Documents shall be true and correct in all material respects as of the Closing Date (provided that such materiality qualifier shall not apply to representations and warranties that are already qualified or modified by materiality or material adverse effect).

(f) Solvency. The Agent shall have received a solvency certificate (giving effect to the Restructuring Transactions), executed by a responsible officer of the Borrower in form and substance reasonably satisfactory to the Lenders.

(g) Restructuring Transactions. All conditions to the closing of the Restructuring Transactions shall have been satisfied, such that the Restructuring Transactions shall be consummated immediately after the closing under the Term Facility in the manner contemplated by the Approved Plan and the other applicable Restructuring Documents (as defined in the Approved Plan) and shall otherwise be in form and substance reasonably satisfactory to Agent.

(h) Repayment of Obligations. (i) Agent shall have received fully executed pay-off letters reasonably satisfactory to the Lenders confirming that, or otherwise be reasonably satisfied that, all obligations owing by any Loan Party (and Debtors-in-Possession) to the DIP Lenders or the holders of First Lien Notes Claims, FILO Notes Claims, or Other Secured Claims (in each case, as defined in the Approved Plan), to the extent not cancelled and extinguished under the Approved Plan, will be repaid in full from the proceeds of the initial Term Loans and/or proceeds from the consummation of the Restructuring Transactions and all liens upon any of the assets of the Loan Parties (and Debtors-in-Possession) in favor of the DIP Lenders or the holders of First Lien Notes Claims, FILO Notes Claims, or Other Secured Claims shall be terminated immediately upon such payment; and (ii) all letters of credit issued under such pre-petition or debtor-in-possession facilities shall have been cash collateralized or rolled over into the ABL Facility.

(i) Payment of Fees. The Borrowers shall have paid the fees required to be paid on the Closing Date to Agent and the Lenders pursuant to the Payments Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in the case of expenses, to the extent invoiced at least three business days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial borrowings under the Term Facility and the ABL Facility.

(j) Material Adverse Change. Since December 31, 2017, there shall not have been a material adverse change, individually or in the aggregate, in the business, operations, property, assets, or condition, financial or otherwise, of the Debtors-in-Possession taken as a whole, or their assets taken as a whole, other than the pendency of the Chapter 11 Cases and the consequences thereof; provided, however, that in determining whether a material adverse change has occurred, there shall not be taken into account any change resulting from any of the following circumstances, occurrences, changes, events, development or states of facts: (a) any change in general legal, regulatory, economic, or business conditions generally, financial markets generally or in the industry markets in which the Debtors-in-Possession or any of its subsidiaries operates or is involved, (b) any natural disasters, change in political conditions, including any commencement, continuation or escalation of war, material armed hostilities, sabotage or terrorist activities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States, (c) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP, (d) any change in any laws (including environmental laws and laws regulating commodities), (e) any increases in tariffs or the costs of commodities or supplies or (f) the announcement of the execution of this Commitment Letter (or any other agreement to be entered into pursuant to this Commitment Letter) or the pendency of or consummation of the transactions contemplated by this Commitment Letter or any other document entered into in connection herewith.

(k) Security. Each UCC financing statement and each document required by any Security Document or any applicable Requirements of Law to be filed, registered or recorded in order to create in favor of Agent, for the benefit of the Secured Parties (to be defined in the Loan Documents), a perfected first priority lien and as to the ABL Priority Collateral, a perfected second priority lien, on the Collateral (subject to Permitted Liens (to be defined in the Loan Documents)) required to be delivered pursuant to each Security Document, shall be in proper form for filing, registering or recording; provided, that, notwithstanding anything herein to the contrary, to the extent any Collateral or any security interests therein (including the creation or perfection of any security interest) (other than to the extent that a lien on such Collateral may be perfected by the filing of a financing statement under the UCC) is not or cannot be provided or perfected on the Closing Date after your use of reasonable efforts to do so, or without undue

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burden or expense, the delivery of such Collateral (and creation or perfection of security interests therein), as applicable, shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date but shall instead be required to be delivered or provided within 60 days after the Closing Date (or such later date as may reasonably be agreed by the Borrower and the Required Lenders) pursuant to arrangements to be mutually agreed by the Borrower and the Lenders.

(l) Plan of Reorganization and Confirmation Order. (i) The Plan, the Confirmation Order (defined below) and all documents to be executed and/or delivered in connection with implementation of the Plan shall be on terms and conditions acceptable to the Lenders (such acceptable Plan, the “Approved Plan”), and, without the prior written consent of the Lenders, no amendment, modification, supplement or waiver shall have been made to the Approved Plan, the Confirmation Order or any document to be executed and/or delivered in connection with the implementation of the Plan, (ii) the Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Lenders, confirming the Approved Plan, which order shall have become a final order of the Bankruptcy Court and shall not have been stayed, reversed, vacated, amended, supplemented or modified other than as permitted herein (the “Confirmation Order”), and which shall authorize the Credit Parties and their subsidiaries to execute, deliver and perform all of their obligations under all documents contemplated hereunder and thereunder, (iii) all conditions precedent to the effectiveness of the Approved Plan shall have been satisfied (other than the effectiveness of the Term Facility and the ABL Facility and the mergers of certain Debtors into newly formed Delaware entities) and (iv) the transactions contemplated by the Approved Plan to occur on the effective date of the Plan shall be substantially consummated (as defined in Section 1101 of the Bankruptcy Code) on the Closing Date and substantially contemporaneously with or immediately after the initial funding hereunder in accordance with the terms of the Approved Plan and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

(m) Order. A final non-appealable order (which order may be the Confirmation Order) of the Bankruptcy Court in form and substance reasonably satisfactory to the Lenders shall have been entered approving the Commitment Letter and the Payments Letter and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner.

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